Exhibit 99.3

Script to Video Recording of the Investor Presentation

Operator

Welcome to the “two” business combination announcement call. The slide presentation on today’s webcast has been made available for download.

The presentation can be found in two’s Current Report on Form 8-K at the website of the U.S. Securities and Exchange Commission at www.sec.gov. A copy of the business combination agreement will be filed in two’s Current Report on Form 8-K within four business days after the signing of business combination agreement. The presentation is also available for download on two’s website at www.twoaspac.com as well as on LatAm Logistics Properties’ website at www.latamlp.com. Today’s call has been prerecorded and will not include a Q&A session.

Before we begin, let me remind you that some information provided during this webcast may include forward-looking statements that are based on estimates and assumptions that, while considered reasonable by LatAm Logistics Properties and two, are subject to risks, uncertainties, contingencies and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of such statements reference financial information of LatAm Logistics Properties, which have not been audited or reviewed by LatAm Logistics Properties’ auditors, are subject to a wide variety of significant business, economic and competitive risks and uncertainties, and should not be relied upon as being necessarily indicative of future results. Nothing in this webcast should be regarded as a representation by any person that the forward-looking statements will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. We encourage you to carefully review the disclaimers in the slide presentation.

Forward-looking statements made on this call are as of August 15, 2023, and we undertake no duty to update them as actual events unfold. Today’s remarks also include certain non-GAAP financial measures. You can find a reconciliation of such measures in the table included in the slide presentation.

I would like to remind everyone that this webcast will be available for replay starting at approximately 12:00 pm ET this afternoon. The webcast replay is available via the link provided in today’s press release, as well as on two’s website at www.twoaspac.com.

Now, I would like to turn the call over to the CEO of two, Tom Hennessy. Tom?

Tom Hennessy

Slide 4

We are pleased to be here with you today to discuss the proposed business combination of TWO and LatAm Logistic Properties or LLP. I’m Tom Hennessy, and I serve as the CEO of Two and I’m joined by my partner and CFO, Nick Geeza and from LLP – Esteban Saldarriaga, the CEO and Annette Fernandez, the CFO.

We have an exciting and comprehensive 35-minute presentation today. We look forward to sharing it with you.

For 1x1 [We have a 35-minute presentation so we will have ample opportunity for Q&A at the end, but feel free to interrupt us as we go along.]

Slide 5

Before I turn it over to the LLP team, I’d like to take a few minutes to share our industrial real estate investment thesis.

We have spent a considerable amount of time studying industrial real estate because as the top left chart shows, industrial capital values have grown over 300% over the past 20 years. This is driven, in large part, by e-commerce, or the Amazon effect or in South America, the Mercado Libre effect, as shown on the top right. E-commerce relies on class A industrial logistics warehouses and sophisticated distribution operations. This demand will continue to be a tailwind for industrial asset values.

On the bottom left, capital inflows follow macro tailwinds. For example, nearly 1 in 4 dollars is now being deployed into U.S. industrial real estate, up from 1 in 10 dollars, 15 years ago. In other words, industrial RE is taking significant marketshare from other real estate asset classes like office or retail. Finally, on the bottom right, we think industrial RE has a long runway and lots of room to grow. Industrial rents remain a fraction of total supply chain costs at only 5%. Meaning rents can grow meaningfully without materially affecting the profit margins of tenants.

The global industrial logistics opportunity is massive.

Slide 6

Latam Logistic Properties is the leading developer, owner and manager of industrial real estate of Class A international institutional quality in Central and South America. We selected LLP because LLP checks all of our boxes. Number 1, OPERATING MODEL, LLP is the only vertically integrated logistics operator across multiple markets. Number 2, MARKET POSITION, they are the proven market leader with coveted multinational, investment grade tenants. Number 3, BUSINESS PLAN. LLP has an attainable business plan with long-term lease contracts. Their business plan is anchored by a durable competitive advantage through a landbank, tenant pipeline and operating expertise. Number 4, FINANCIAL PROFILE. LLP has predictable cash flows, proven profit margins and unit economics. Number 5, TEAM. the Company has an accomplished leadership team with deep industrial and logistics industry expertise. I believe that you will find LLP to be a compelling investment opportunity.

Slide 7

Regarding the transaction and closing timeline.

● We expect to close prior to YE 2023 and post-closing, LLP will be listed on NYSE.

On Valuation…

● The transaction implies a pro forma enterprise value of $578 million, equating to a 6.5% cap rate based on contracted 2023E NOI.

On Capital Structure…

● We have structured the deal to align incentives with our public investors, and to ensure deal certainty. Post-closing, we expect LLP to be capitalized to fund the future growth opportunities that management will walk through shortly.

Slide 8

With that, I’m very pleased to introduce Esteban and Annette.

Esteban Saldarriaga

Slide 8

Thank you very much, Tom.

●	My name is Esteban Saldarriaga, and I am Chief Executive Officer of LatAm Logistics Properties, or LLP for short. Our company is a leading logistics real estate platform, and I have been involved with it almost since its inception back in 2015.

●	To start off, I can speak briefly about my background, which lies at the intersection of professional investing and real estate.

○	For the better part of the last decade, I’ve worked in the Investments Team of Jaguar Growth Partners, a global private equity firm led by the former CEO of Equity International, with a deep trajectory in real estate operating companies, primarily in the logistics segment.

○	Before that, I held banking and investing roles at major institutions in Latin America, where I had the chance to work in many cross-border transactions in countries such as Colombia, Peru, Ecuador, Chile and Brazil, among others, AND in multiple sectors, including real estate, infrastructure and other hard-asset industries.

Slide 9

●	Allow me to first set the table by defining who we are as company.

●	LLP is a leading developer, owner, and manager of Class A logistics real estate in Central and South America.

●	LLP is the only institutional, and vertically integrated, industrial platform operating across our region.

●	As a relevant reference, our portfolio assets look like the ones in this picture.

○	Here you can see one of our logistics parks in Colombia.
○	This is a big reason why the largest companies in the world choose us, as you’ll see later in the presentation.

Slide 10

●	From a 30-thousand-foot view, LLP is a full service, real estate operating company, catering to markets where no other international player has been able to achieve scale.

●	We have taken the time and effort to build a network that currently operates in three countries: Costa Rica, Colombia and Peru. This is not easy to replicate, and we have internalized this process and made it second nature for us.

○	Roughly speaking, we have almost five million square feet (or half a million square meters) of operating gross leasable area, or GLA, and owned or controlled landbank that can take us up to seven million square feet.

○	Amid what others might perceive as a challenging backdrop, we have successfully reached approximately 36 million dollars of Net Operating Income under contract.

○	And, we have done so, achieving industry-leading occupancy metrics… built on the back of long-term leases, out of which almost 80%, are denominated in US dollars.

●	Why invest now in LLP?

○	The answer is that we believe our company is at an inflection point where, the macroeconomic effects from nearshoring and e-commerce are coupling with LLP’s established franchise… and this can be expanded to adjacent markets in the Americas, in hand with the growth of our tenants.

Slide 11

●	We have a meaningful track-record of performance. Our growth over the last few years speaks volumes to the embedded dynamics of the countries we operate in, which are deeply underserved and underpenetrated.

○	We have multiplied our occupied GLA by 2.5 times since 2019, equating to a compounded annual growth rate of approximately 30%, and in the same period we have almost tripled our NOI.

○	As brought up earlier, most of our NOI is dollarized, and we want to manage our company to keep it that way.

○	Moreover, we are beginning to see the effects of economies of scale, materialized in our growing EBITDA margins and progressive deleveraging, typical of a high-growth platform.

Slide 12

●	As we see on this page. Our new buildings are up to institutional specifications, both inside and outside, similar to what you can find in the most competitive U.S. markets.

○	We have the know-how and capabilities to develop high quality specs in a cost-effective way.

●	Everything we develop looks like this. Our spaces are characterized by:

○	Minimum clearing heights of 39 feet throughout the building.
○	Optimized column spacing to maximize racking layout.
○	Structures ready to incorporate systems that are compliant with the National Fire Protection Association guidelines.
○	Extra flat floors with high load capacities.
○	Energy-saving skylights.
○	And acoustic and thermal insulation on the roofs.

Slide 13

●	Moving on to the outside, we have several defining features.

○	While other mom-and-pop players seek to maximize land coverage, they do so at the expense of having ample truck courts, an adequate number of parking spaces and appropriate door-to-area ratios.
○	Important to note as well, we incorporate amenities for our tenants’ employees who work on site. This brings higher work satisfaction and lowers clients’ headcount turnover.

●	Let me point out that our space is full of optionality, since multiple types of users are suitable for any given space.

●	That is because our assets are core distributions centers, as opposed to highly specialized manufacturing facilities. From a risk-adjusted viewpoint, we think we can create a premium since our warehouses are not irreversibly, or uneconomically, customized to any single tenant.

●	So… what do these specifications mean for our clients: … it all comes down to efficiency. We can offer up to 67% more pallet positions per unit of GLA than existing warehouses in our markets.

●	The simple summary: lower real estate occupancy costs for any given volume of merchandise.

Slide 14

●	Moving over to the next page, we believe we are bringing a differentiated company to the public market landscape.

●	We compare favorably with other players in the industrial space in Latin America,

○	First, LLP is the only vertically integrated company with a multi-country footprint,
○	We have a keen focus on Class A logistics property, not specialized industrial or manufacturing buildings,
○	We bring local expertise but retain global access to capital as well as strong relationships with multinational tenants,
○	Fourth, we offer built-to-suit solutions that not only require development know-how, but also financial expertise.
○	Lastly, as a company of less than 30 employees in total, we are nimble with our speed to market capabilities and bring to bear the contractual sophistication present in more developed markets.

Slide 15

●	Transitioning to our next section… LLP’s Investment Thesis.

Slide 16

●	Our strategy is straightforward:

○	We want to participate in high growth markets, which are quite underserved, and
○	Keep proximity to major cities, ports, and airports, with good access to labor for our clients.

●	This way, we believe, will set our platform for success.

Slide 17

●	As we look through the fundamentals, we can see that e-commerce and nearshoring will be powerful forces that shape our demand.

○	Shown on the left, E-commerce structurally accelerated with the pandemic, expanding at double digit pace, in markets where penetration is still in its infancy.

○	Players like Mercado Libre, the Latin American Amazon, are expanding like never before, and traditional retailers and not standing still either: their omnichannel strategies are also crystallizing demand for us.

○	Additionally, there are two less known, but fundamental, aspects that compound to LLP’s benefit:

●	First, sophisticated operations in today’s digital commerce require modern space and lager formats, creating a flight to quality away from our local competitors.

●	And secondly, E-commerce uses three (3) times as much logistics space as brick-and-mortar does. This is due to several factors, such as greater product variety, reverse logistics for exchanges and returns, and the shift towards direct-to-consumer distribution models.

Slide 18

●	Moreover, on the next slide, you can see that LLP is a dominant player in the undersupplied markets where we operate.

○	We have captured the lion share of class A warehouses in capital cities like San Jose, Bogota and Lima.

Slide 19

○	And simultaneously, Central and South America are way behind more developed markets in terms of logistics GLA per capita, which reveals a major opportunity for us to close that gap.

Slide 20

●	Also, from a macroeconomic standpoint, middle-class consumption growth is a key propellant in our markets.

○	We benefit from sustained GDP growth, as seen on the top left chart.
○	And equally important, trade-driven economic policies seek to capitalize on nearshoring trends.

Slide 21

●	This takes us to the second point in LLP’s investment case.

○	Our company is a market leader with trusted and highly desirable customer relationships.

Slide 22

●	LLP holds leading KPIs when benchmarked against its industrial peers, coming out ahead in terms of i) pure logistics focus, ii) occupancy, iii) contract duration, and iv) average rental rates.

●	Also, we are in line with Mexican peers in terms of US dollar exposure, reaching almost 80% of our asset base.

●	All-in-all, Vesta is probably our closest comparable. We hold Vesta in very high regard, especially considering our shared history of having the same investor base. Jaguar, the capital behind LLP, was also an investor in Vesta from 2016 until recently and held a seat on Vesta’s board for several years.

Slide 23

●	And pivotal to those performance metrics, are LLP’s coveted tenant relationships, which include household names, major multinational corporations, and high-credit-quality regional champions.

○	We proudly house logistics for IKEA, Samsung, DHL, Expeditors, Cargill and other well-known names.

●	These clients see LLP as a differentiated value proposition, because we i) can serve them in multiple markets with a single point of contact, ii) offer the best available product and locations, and iii) provide expansion optionality within our network.

●	Our purpose is to truly partner with our clients for the long term, with high-level on-going service, and want to follow and grow with them as they expand in adjacent markets.

Slide 24

●	This leads me to my next point: At LLP, our aim is to maintain a well-balanced lease portfolio, carefully analyzed from various perspectives.

○	As you can see on the top right, no single customer comprises more than 6% of our NOI.
○	On the bottom left, you can see that we strive for a balanced representation of underlying industries, including consumer goods companies, retailers, and 3PLs.
○	And, finally, in terms of lease expiration tenors, we wish to even out the benefits of cashflow predictability of long-term contracts, with the positive lease spreads we typically capture as we roll-over our shorter duration leases.

Slide 25

●	To give you an anecdotal example of what LLP can do and how our relationships travel across borders, let me mention two cases.

○	Kuehne Nagel, the global transportation giant, had their operations in a sub-optimal facility in Peru and sought a more efficient and green-certified building for their operations in Colombia.

■	Given our capabilities and product quality, we were able to onboard them as a dual market customer for LLP. Moreover, the relationship has grown from its initial GLA requirement and has expanded within our parks.

○	Similarly, Natura, the Brazilian cosmetics and personal care company, requested high quality specs, elevated safety standards, and automation-ready warehouses in both Peru and Costa Rica.

●	In both cases, we were the only provider capable of delivering to their demanding standards and in two countries simultaneously.

●	As you can imagine, we aspire to have these types of clients expand even further within our ecosystem.

Slide 26

●	As a next stop, I’ll go over our summarized business plan.

●	Our roadmap for the coming years is straightforward and grounded on a durable competitive advantage.

Slide 27

○	Through this transaction’s primary capital raise, we aspire to roughly double in size over the next few years.

○	We have multiple levers and avenues through which we can materialize our growth.

○	First, we expect to deliver in the next few months our pre-stabilized GLA, adding about half a million square feet.

○	As a second step, we have immediate growth visibility, thanks to our owned or controlled landbank, which provides an advantage versus other players.

○	Furthermore, as we roll out, our integrated team continues sourcing and feeding our development pipeline of future projects.

○	And lastly, by bolting-on strategic acquisitions in dollarized markets where our tenants have expansion plans, we have line of sight on our expansion strategy.

○	In the longer term, we estimate that 60% of our growth will be organic, and 40% inorganic.

Slide 28

●	Related to our growth plan, let me expand on our land holdings and how they create an advantage versus our competitors.

●	Importantly, we have a thoughtful approach for buying land and seek innovative approaches to reduce the attending carrying cost.

○	For example, we have pioneered with long-term land leases, to build modern logistics product adjacent to the Lima airport in Peru.

●	Also, due to LLP’s established track record and reputation, landowners proactively approach us, showing a willingness to engage in land contribution agreements.

○	This allows us to secure strategic positions with favorable financing conditions, creating the potential to enhance returns.

●	With this strategy, we can demonstrably propose alternatives to our clients and shorten go-to-market times.

○	As referenced earlier, we have owned and controlled a land bank that would allow for the development of around 2 million sq ft of GLA, and we’re constantly feeding that pipeline.

○	To illustrate, we have around 8 million sq ft of potential GLA under various stages of review, just in our current markets.

Slide 29

●	Now touching on LLP’s geographic expansion strategy, we have a few simple but effective guiding principles.

○	One, we want to follow our tenants in the markets where their respective businesses are growing.

○	Two, we want to favor markets with dollar denominated logistics leases, as is the case in Mexico, Ecuador, Central America and the Caribbean.

■	For us, keeping a high dollar denominated asset base will remain paramount.

○	And lastly, we want to enter markets where we see a path to achieve a minimum scale of around one million square feet in about three years after entry.

Slide 30

●	This takes us to our next point. Unit economics.

●	At a granular level, LLP’s business has the potential for highly attractive risk-adjusted returns. This is the result of strong CAPEX management and the ability to secure predictable cashflows, via long-term leases, from credit-worthy tenants.

Slide 31

●	Organically, on a standalone basis, LLP can develop assets to double digit unlevered yields.

●	Given our special market position, we can obtain accretive debt financing for roughly 60% of project cost, which typically means we can comfortably leverage our equity returns into the mid-to-high teens on a cash flow basis.

Slide 32

●	However, those returns can be further magnified, at the same time risk is controlled and mitigated.

●	By securing financial partnerships and Joint Ventures with local equity partners, LLP can charge for its development and asset management services, creating additional income streams. This also reduces equity requirements and improves overall return on equity (ROE) for our company.

●	And to tie it all out, once we account for expected asset appreciation on a fair market value basis, an additional two to five hundred basis points could be added to the returns you see on this page.

Slide 33

●	This takes me to a crucial point, which is the lynchpin for the returns explained earlier: LLP has a track record of executing on time and within budget.

○	For example, on one of our latest projects, we budgeted 532 dollars of construction costs per sqm, but we delivered at around 516.

○	Also, despite supply chain disruptions, we scheduled around 8 months for vertical construction per building and, on average, we delivered in 7 months.

●	We have a strong network of local contractors, with whom we have proven results and who strictly adhere to our Class A specifications.

●	Our modular layouts give us flexibility to properly pace our demand, typically pre-leasing buildings before they are finished, and thus maximizing occupancy and capital efficiency.

Slide 34

●	Lastly, we must highlight our Executive Team and their proven history of delivering results for shareholders, and in compliance with sustainability objectives.

Slide 35

●	We believe real estate is predominantly a local game.

●	Our team is composed of logistic real estate experts, native and based in their markets, with solid networks, and with a special commitment to serving customers through a long-term and sustainability lens.

○	The team we have today has a longstanding history working together, and our senior executives have been with the company essentially since its foundation.

Slide 36

●	Importantly as well, our controlling shareholder, before and after the proposed transaction, is and will be Jaguar Growth Partners, a global specialist in real estate operating platforms, with roots that go all the way back to Equity International.

○	Its partners and TWO’s management have a prior and established relationship, having known each other for many years.

○	And key to LLP’s DNA, over the last two decades, Jaguar’s partners have not only built deep experience in Latin America but have also helped build multiple real estate operating companies, eight of which are in the logistics sector, covering the Andean region, Mexico, Brazil and even China.

Slide 37

●	And through Jaguar’s involvement we have championed strong governance policies.

○	The majority of our directors are independent, and we have a well-defined framework for corporate decision-making.

Slide 38

●	As we approach the end of this section, we think it is important to feature LLP’s commitment to high standards of environmental and social sustainability.

○	Having the World Bank’s EDGE certification on all of our new developments is paying dividends, since multinational clients seek out more responsible solutions and proactively choose providers that have these differentiators.

○	Also, as opposed to what might happen in other markets, our logistic parks are not challenged by the community but rather embraced as a source of good quality jobs.

■	LLP is a good neighbor and has a positive impact in the locations where it operates.

Slide 38

●	Finally, given our growth and development capabilities, we are set up as a C-Corp and not a REIT.

○	This is important because it allows us to offer a more compelling investment proposition, with internalized and aligned management.

○	And, very importantly, this positions us to participate throughout the entire value creation chain, starting with project structuring, financing, development, lease-up, and ongoing asset management.

[With that, allow me to pass it on to our CFO, Annette Fernández.]

Annette Fernandez

Thanks Esteban,

Before talking about LLP’s Financial Highlights, I would like to briefly introduce myself. My name is Annette Fernandez and I have been the CFO of LLP since 2017. I have more than 15 years of experience in the industrial logistic sector with 12 years of experience working in Prologis in different groups such as financial analysis, accounting, investor relations and capital deployment for the Latin American region.

Slide 41 - Financial Highlights

This slide showcases LLP’s remarkable growth, increasing revenues and a proven track record in execution. Turning our land bank into production and stabilizing the construction have driven our success in growing revenues, NOI and EBITDA, as well as achieving economies of scale of the platform.

NOI from 2020 to 2023 LLP grew a compounded annual growth rate of around 27% due to the stabilization of 215,000 square meters during this period. The growth in the stabilized portfolio will allow us to achieve in 2023 an estimated 40.1 million dollars in revenues and 33.9 million in NOI.

We continue to see a high demand for modern logistic real estate in the countries we operate. This high demand for modern logistic real estate is mainly driven by the continues growth in consumption, e-commerce, supply chain consolidation and flight to quality. As we approach 2024, LLP has high confidence and visibility in achieving 42.4 million dollars of NOI which represents a 25% increase from the NOI estimated for 2023. The increase in NOI in 2024 will be driven mainly by organic growth through the stabilization of our development platform and some acquisitions at the back end of the year. I want to point out that LLP annual growth track record have been an average of 25% over the last three years.

Slide 42 - Solid Fundamentals Enhanced by Significant US$ Exposure

The quality and durability of our revenues comes from (1) Credit Quality of our Tenants, (2) Tenor and Guarantees of our leases, which were discussed by Esteban earlier and (3) Lease Currency and (4) Inflation protections.

LLP’s NOI is close to 80% US dollar denominated reducing risk to US investors to foreign currencies and enhances stability in the returns of the portfolio in dollar terms. Almost all the contracts have annual contractual increases of at least 2.5% with half of them exposed to either US-CPI in the case of US dollars denominated leases and to Colombia CPI in the case of Colombian leases.

Slide 43 – Capital Structure

LLP’s as a policy tries to avoid currency mismatches between debt and revenues. US dollar debt is placed only in properties with US dollar denominated leases and Colombian Peso denominated debt is only in properties with Peso denominated leases. This leads us to more than 80% of our debt denominated in US dollar.

The quality of our portfolio and LLP’s platform institutionality are key to our ability to improve the financial position of LLP. As an example, earlier this year LLP refinanced US$87 million of the debt portfolio in Costa Rica with a new secured credit facility of more than US$100 million. This refinancing improved our Balance Sheet by increasing our weighted average debt maturity from 10 years to 16 years and decreased our overall cost of debt by 140 basis points from the previous quarter.

As of June 30, 2023, our outstanding net debt is US$215 million from which 85% expires after 2031 and around 45% is fixed for the next two years at annual interest rate of 6.0%

With this I will pass the presentation to Nick Geeza to discuss the business combination overview.

Nick Geeza

Slide 44

Thanks, Annette and Good afternoon everyone, my name is Nick Geeza, the CFO of T-W-O and I’ll use the remaining time to discuss our business combination overview.

Slide 45

When we evaluated public comps, it became clear to us that we should concentrate on LLP’s two defining characteristics: 1) the company’s focus on customer-first, EDGE certified, modern Class A industrial real estate, which are similar to the NYSE-listed companies on the left and 2) LLP’s Central and South American geographic presence in underserved, high-growth markets, similar to the Bolsa-listed companies on the right.

In the industrial real estate universe, on the left, the listed companies focus on predominantly Class A industrial real estate properties that are crucial to the supply chain and distribution networks for their clients – generating consistent rental income, maintaining high occupancy rates and in some cases providing property and asset management services to their tenants.

Regarding the geographic focus, on the right, we included Mexican Bolsa-listed comps that share a similar business focus. However unlike these predominantly Mexico-focused companies, we believe LLP benefits from greater geographic diversification across multiple underserved and high growth markets.

Slide 46

As shown here, LLP stacks up well on financial benchmarking. On revenue growth, LLP’s expected 2023 growth rate of 25.7% is at the top end of the range for NYSE listed comps and more than double that of the best performing Bolsa comps.

When it comes to NOI margin – a key distinction in the comp set is the internally vs externally managed structures of the companies listed. The NYSE listed companies on the left, similar to LLP, are all internally managed while the Bolsa listed companies on the right are all externally managed. Here as you can see – LLP outperforms the NYSE peers with higher operating efficiencies.

Slide 47

If we turn to slide 47, we show valuation benchmarking here based on 2023 and 2024 cap rates. LLP offers a compelling return relative to its peers evidenced by higher cap rates compared to the NYSE listed comps but lower than the median of Bolsa listed companies – reflecting the company’s lower risk due to its expected NYSE listing where LLP will have greater access to liquidity and global investors.

Although LLP’s revenue growth and NOI outperform NYSE peers, the valuation of LLP is priced at a meaningful discount, allowing investors to participate in its future returns.

Slide 48

Now on to our transaction summary. On the Sources side, the transaction will be funded with a combination of the following: rolled equity from existing LLP shareholders and FIF-TEEN MILLION estimated cash in trust. Here we are assuming 70% redemptions and have confidence in our trust delivery, given our strong investor relationships and the overall improvement in the SPAC market.

I should also note that T-W-O does not have any outstanding warrants. We believe that this lack of warrants should improve the transaction execution and post-trading performance. We are targeting $25MM in PIPE from strategic investors, and $200MM of existing net debt, which as footnoted is asset level debt. There is no corporate level debt at LLP.

On the Uses side, $25M of cash will go directly to the LLP balance sheet, we are estimating FIFTEEN MILLION for transaction fees and expenses and the $200MM of net debt rolled over. The resulting pro forma Enterprise Value is $578MM.

To conclude, we at T-W-O are thrilled to enter into a business combination with LatAm Logistic Properties. We are impressed by LLP’s vertically integrated operating platform, class A US institutional asset quality, and future growth prospects.

Class A industrial real estate continues to be a resilient outperforming asset class that benefits from broad macro consumption trends and we believe our SPAC will provide LLP a path to capitalize on that TAM and the tailwinds that are driving it. And lastly and most importantly, we believe that Esteban and Annette have the management expertise and the vision to take LLP to the next level as a public company and create long-term value for shareholders.

Thank you for your time and we look forward to discussing with you further.